KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement No. 333-269602 on Form S-8 of our reports dated March 13, 2024, with respect to the consolidated financial statements of NexPoint Diversified Real Estate Trust and the effectiveness of internal control over financial reporting.

Dallas, Texas
March 13, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.